Exhibit 10.43

AMENDMENT NO. 12 TO
LOAN AGREEMENT

This Amendment No. 12 to Loan Agreement (this “Amendment”), dated as of February 28, 2003, is entered into with reference to the Loan Agreement (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) dated as of November 29, 1999 currently among Apio, Inc., a Delaware corporation (successor by merger and name change to Bush Acquisition Corporation, a Delaware corporation) (“Borrower”), each lender from time to time a party thereto (each a “Lender” and collectively, the “Lenders”), Bank of America, N.A., as Issuing Lender, and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement.  Section references herein relate to the Loan Agreement unless otherwise stated.

The parties hereto hereby agree as follows:

1.             Section 1.1 – Additional Defined Terms.  The following defined terms are hereby added to Section 1.1 of the Loan Agreement:

“Overadvance” means the amount, if any, by which the outstanding principal amount of Revolving Usage plus reserves, if any, exceeds the Borrowing Base.

“Overadvance Margin” means the interest rate margin set forth below opposite the applicable Pricing Level:

Pricing Level	Overadvance Margin

I	3.50%
II	4.25%
III	4.75%

“Pricing Fixed Charges” means, for any period, determined on a consolidated basis for Borrower and its Subsidiaries, (i) gross interest expense (paid or payable in Cash, but excluding (A) accrued and unpaid interest on Indebtedness due and owing to Landec and (B) interest paid in cash during Borrower’s 2002 Fiscal Year with respect to the Term Loan), plus (ii) scheduled principal payments on Indebtedness for borrowed money and Capital Leases (including exposure for Standby Letters of Credit but excluding (A) any accrued but unpaid Earn-Outs and (B) any scheduled principal payments with respect to the Term Loan).

“Pricing Ratio” means , as of the last day of each Fiscal Quarter, for the four Fiscal Quarter period then ending, the ratio of:

(a) the sum of (i) EBITDA for such period, minus (ii) Capital Expenditures (net of any Indebtedness constituting purchase money incurred to finance those Capital Expenditures) for such period, minus (iii) income taxes payable in cash for such period, minus (iv) Tax Gross-Up’s for such period, minus (v) Management Fee Distributions to the extent paid in cash during such period; to

(b) Pricing Fixed Charges for such period.

2.             Section 1.1 – Amended Definitions.  The following defined terms contained in Section 1.1 of the Loan Agreement are hereby amended and restated in full to read as follows:

“Base Margin” means (a) for the Initial Pricing Period, one and three-quarters percent (1.75%), and (b) for each subsequent Pricing Period, the interest rate margin set forth below opposite the Pricing Level for that Pricing Period:

Pricing Level	Base Rate Margin

I	1.25%
II	1.50%
III	1.75%

“Borrowing Base” means, as of each date of determination, an amount determined by the Administrative Agent with reference to the most recent Borrowing Base Certificate to be equal to the sum of:

(a)	eighty-five percent (85%) of the aggregate book value of the Eligible Receivables; plus

(b)	twenty five percent (25%) of Eligible Inventory; minus

(c)	one hundred percent (100%) of Grower Payables; minus

(d)	the Letter of Credit Usage with respect to all non cash collateralized Standby Letters of Credit issued for the account of Borrower or any of its Subsidiaries.

“Commitment Fee Rate” means (a) for the Initial Pricing Period, one-quarter of one percent (0.25%), and (b) for each Pricing Period thereafter, the rate per annum set forth below opposite the Pricing Level in effect during that Pricing Period:

Pricing Level	Commitment Fee Rate

I	0.15%
II	0.20%
III	0.25%

“IBM Letter of Credit” means Bank of America Irrevocable Standby Letter of Credit No. 3037380, dated April 26, 2001, in the original stated amount of $740,000.00, for the account of Borrower and naming IBM Credit Corporation as beneficiary, as amended, supplemented or otherwise modified from time to time, including by (a) that certain Amendment No. 1 to Letter of Credit, dated September 13, 2001, which amendment increased the stated amount of the IBM Letter of Credit to $816,042, and (b) that certain Amendment No. 2 to Letter of Credit, dated October 1, 2001, which amendment increased the stated amount of the IBM Letter of Credit to $932,042.

“Initial Pricing Period” means the period from the Effective Date of Amendment No. 12 to the Loan Agreement, dated as of February 28, 2003 to and including April 30, 2003.

“Pricing Level” means, for each Pricing Period, the level set forth below opposite the Pricing Ratio as of the last day of the Fiscal Quarter ending two months prior to the commencement of that Pricing Period:

Pricing Level	Pricing Ratio

I	Greater than 1.25:1.00

II	Greater than or equal 1.25:1.00, but less than or equal to 1.00:1.00

III	less than 1.00:1.00

The Pricing Level shall change as of the first day of each Pricing Period on the basis of the then most recently delivered Compliance Certificate.  In the event that Borrower fails to deliver a Compliance Certificate on a timely basis, the Pricing Level shall increase to the highest level set forth above until such time as Borrower delivers a Compliance Certificate.

“Revolver Termination Date” means May 1,  2003, or such later anniversary of such date as may be established pursuant to Section 2.6.

3.             Deleted Defined Terms – Section 1.1.  The defined term “Eligible Notes Receivable” is hereby deleted in its entirety from the Loan Agreement and each of the other Loan Documents.

4.             Section 2.8 – Optional Overadvances.  A new Section 2.8 is hereby added to the Loan Agreement to read as follows:

“2.8         Optional Overadvances.  Any contrary provision of this Agreement notwithstanding, so long as no Default or Event of Default shall have occurred and be continuing, the Lenders hereby authorize Administrative Agent to, and the Administrative Agent shall,  continue to make Advances to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (a) after giving effect to such Advances, the Revolving Usage does not exceed the Borrowing Base by more than $1,000,000, (b) after giving effect to such Advances the outstanding Revolving Usage does not exceed the Revolving Commitment, and (c) at the time of the making of any such Advance, the Administrative Agent does not believe, in its reasonable discretion, that the Overadvance created by such Advance will be outstanding for more than 60 days. The Advances that are made pursuant to this Section 2.8 shall be subject to the same terms and conditions as any other Base Rate Advance except that interest with respect to such advances shall accrue at a per annum rate of interest equal to the Base Rate plus the applicable Overadvance Margin and such interest, to the extent accrued and unpaid, shall be due and payable on the date that the principal portion of any Overadvance shall be due and payable in accordance with Section 3.1(d)(ii).

In the event the Administrative Agent obtains actual knowledge that the Revolving Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, the Administrative Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances unless the Administrative Agent reasonably determines in its sole discretion that prior notice would result in imminent harm to the Collateral or its value), and the Lenders shall, together with Administrative Agent, jointly determine the terms of arrangements that shall be implemented with Borrower and intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding paragraph.  In the event the Administrative Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Requisite Lenders.  Each Lender shall be obligated to settle with the Administrative Agent for the amount of such Lender’s Pro Rata Share of any Advances made pursuant to this Section 2.8 in the manner required by this Agreement for any other form of Advance.”

5.             Section 3.1(d) – Payments of Principal and Interest.  Section 3.1(d) of the Loan Agreement is hereby amended in full to read as follows:

“(d)         If not sooner paid, the principal Indebtedness under this Agreement shall be payable as follows:

(i)  subject to Section 2.8, the amount, if any, by which the principal Indebtedness evidenced by the Revolving Notes at any time exceeds the Maximum Revolving Credit Amount shall be payable immediately;

(ii)  the amount, if any, of any Overadvance that has been outstanding for greater than 60 days;

(iii)  the principal amount of each Eurodollar Rate Loan shall be immediately payable in cash on the last day of the related Eurodollar Period; and

(iv)  the outstanding principal balance of all Loans shall, in any event, be payable on the Revolver Termination Date.”

6.             Section 3.7 – Default Rate.  Section 3.7 of the Loan Agreement is hereby amended such that the “Default Rate”, in all circumstances, shall be 6% per annum above the rate of interest that would otherwise be applicable pursuant to this Agreement, to the fullest extent permitted by applicable Laws.

7.             IBM Letter of Credit; Cash Collateral.  Each of the parties hereto agrees that (i) the IBM Letter of Credit and each of the agreements, documents, certificates and other instruments executed in connection therewith (collectively, the “IBM L/C Documents”) shall, subject to the provisions of clause (iii) below, be considered to be Loan Documents for all purposes, (ii) the obligations of Borrower, including without limitation, the obligation of Borrower to reimburse Bank of America with respect to any amount drawn on the IBM Letter of Credit (collectively, the “IBM Obligations”), shall be considered  “Secured Obligations” under the Borrower Security Agreement and the Borrower Security Agreement shall be so amended by this reference, and (iii)  the IBM Obligations shall NOT be secured by the Deed of Trust.  Borrower further agrees that the cash collateral currently in the amount of approximately $932,000 currently held by Bank of America in Deposit Account No. 1475800006 as security for the IBM Obligations (the “IBM Cash Collateral” shall also secure the Obligations under the Loan Agreement and the IBM L/C Documents shall be so amended by this reference.  In the event that the IBM Letter of Credit is terminated prior to the Revolver Termination Date, the Administrative Agent and the Lenders hereby agree to release their Lien on the IBM Cash Collateral and, at the expense of Borrower, to execute such documentation as the Borrower shall reasonably request to effectuate such release.

8.             Delivery of Operating Budget; Change in Fiscal Year.  Borrower hereby covenants and agrees that, not later than April 1, 2003, it shall deliver to the Administrative Agent, an operating budget for Borrower and its Subsidiaries for the Borrower’s Fiscal Year ending approximately May 31, 2004, which operating budget shall include, without limitation, the Borrower’s monthly projected balance sheet, profit and loss statement, cash flow statement and Borrowing Base.  Borrower further acknowledges that it has advised the Administrative Agent of its intent to change its Fiscal Year.  Not less than 30 days prior to such change in the Borrower’s Fiscal Year, Borrower covenants and agrees to provide such information and financial statements to the Administrative Agent as the Administrative Agent shall reasonably request in connection therewith.

9.             Payments to Landec, Nicholas Tompkins and Kathleen Tompkins.  Notwithstanding any provision of the Loan Agreement, the Subordination Agreements or any other Loan Documents, unless otherwise agreed to by the Lenders, Borrower shall not make any payments to Landec, Nicholas Tompkins or Kathleen Tompkins, whether in respect of Distributions, Subordinated Obligations, management fees, tax agreement amounts or any other form of Indebtedness, whether in respect of principal, interest or otherwise; provided, however, that Borrower shall be permitted to reimburse Landec for any and all out-of-pocket expenses or intercompany charges incurred by Landec for the benefit of Borrower in the ordinary course of business, which expenses and/or charges shall include, without limitation, the purchase of insurance, legal and payroll services, patent related costs and the like.

10.           Amendment to Deed of Trust; Title Endorsement. Borrower hereby covenants and agrees that, not later than March 14, 2003, it shall deliver to the Administrative Agent, (a) a duly executed First Amendment to Deed of Trust (“Trust Deed Amendment”), providing for the modification of the Borrower Deed of Trust in accordance with the terms herein, which Borrower Deed of Trust was recorded on December 2, 1999 as Instrument No. 1999-0094502 in the real property records of the County Recorder of Santa Barbara County, California (“Official Records”), and (b) a duly executed Reaffirmation of Landlord Consent and Agreement by Apio Cooling (“AP”), affirming the continuing effectiveness of the terms and provisions of the Landlord Consent and Agreement recorded December 2, 1999 as Instrument No. 1999-0094501 in the Official Records, both in such forms as may be required by the Administrative Agent, in its reasonable discretion.  In addition, Borrower hereby covenants and agrees that, not later than March 21, 2003, it shall deliver to the Administrative Agent, a duly executed Reaffirmation of Subordination Agreement by Central Coast Federal Land Bank Association, FLCA (“CCFLBA”) and AP, affirming the continuing effectiveness of the terms and provisions of the Subordination Agreement recorded December 6, 1999 as Instrument No. 1999-0094903 in the Official Records, in such form as may be required by the Administrative Agent, in its reasonable discretion.  Lastly, Borrower hereby covenants and agrees that, not later than March 21, 2003, it shall obtain from Chicago Title Company assurances that it is committed to cause the Trust Amendment to be recorded, and upon the recordation thereof, to issues a CLTA Form 110.5 endorsement to provide title insurance for the effectiveness of the Trust Deed Amendment and the continuing priority of the lien of the Borrower Deed of Trust, as amended, in such form, subject to such exceptions and with such additional title insurance policy endorsements as Administrative Agent may reasonably require.

11.           Joint Venture Agreements; Growing Plan and Crop Strategy.  Borrower hereby covenants and agrees that not later than April 1, 2003 it shall deliver to the Administrative Agent (a) a Certificate of a Responsible Official of Borrower certifying that (i) attached thereto as Exhibit A is a full, correct and complete listing of each joint venture or similar arrangement to which Borrower or any of its Subsidiaries is a party and (ii) with respect to each item listed on Exhibit A, attached thereto as Exhibit B are true, complete and correct, duly executed copies of the joint venture agreement (or similar documentation) related thereto and (b) a summary of the Borrower’s growing plan and crop strategy for 2003, including, without limitation, (i) a listing of all of Borrower’s growers, (iii) the percentage of total supply, by division, that each such grower represents and (iii) a description of the financial/economic arrangements between Borrower and such grower.  The summary required by this Section 11(b) shall be substantially in the form of Annex II attached hereto, or such other form as shall be reasonably satisfactory to the Administrative Agent.

12.           Release.  As a material inducement to the Lenders to enter into this Consent, the Borrower hereby fully releases and discharges forever the Administrative Agent and each of the Lenders, their respective subsidiaries and affiliated companies, and their respective agents, employees, officers, directors, representatives, attorneys, successors and assigns (hereafter referred to collectively as the “Released Parties”), and each and all of them, from any and all liabilities, claims, actions, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which either of them may have or hold, or have at any time heretofore have or held, arising out of or relating to the Loan Agreement, the Loan Documents, the transactions contemplated thereby or the relationship of the parties hereto arising out of the Loan Agreement or the Loan Documents prior to the effective date of this Consent.   The Borrower hereby expressly waives all rights under Section 1542 of the California Civil Code, which reads as follows:

“Section 1542. [Certain claims not affected by general release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.”

Borrower hereby agrees to indemnify and hold harmless each of the Released Parties for and against any and all costs, losses or liability, whatsoever, including reasonable attorneys’ fees arising out of the prosecution by Borrower, or its successors or assigns, of any action, claim or cause of actions released pursuant to this Section.

13.           Effectiveness.  This Amendment shall become effective on such date (the “Effective Date”) as the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent and the Lenders, (a) duly executed counterparts of this Amendment and (b) a duly executed counterparts of Annex I attached hereto, signed by each Party thereto.

14.           Representations and Warranties.  Except (i) for representations and warranties which expressly relate to a particular date or which are no longer true and correct as a result of a change permitted by the Loan Agreement or the other Loan Documents or (ii) as disclosed by Borrower and approved in writing by the Requisite Lenders, the Borrower hereby represents and warrants that each representation and warranty made by Borrower in Article 4 of the Loan Agreement (other than Sections 4.6 (first sentence), 4.11, and 4.18) are true and correct as of the date hereof as though such representations and warranties were made on and as of the date hereof.  Without in any way limiting the foregoing, Borrower represents and warrants to the Administrative Agent and the Lenders that no Default or Event of Default has occurred and remains continuing or will result from the consents, waivers, amendments or transactions set forth herein or contemplated hereby.

15.           Fees and Expenses.  Borrower hereby agrees to reimburse the Administrative Agent and the Lenders for the Administrative Agents and Lenders’ reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with the negotiation and drafting of this Amendment and the transaction contemplated hereby together with any and all other fees and expenses currently due and owing to the Administrative Agent and/or the Lenders.  Borrower further agrees that, it shall satisfy its obligations under Section 11.3 of the Loan Agreement not later than five (5) days after receipt of an invoice with respect thereto from the Administrative Agent.  Each of the parties hereto hereby agrees that the failure to satisfy the requirements of this Section 15 shall constitute an Event of Default under the Loan Agreement.

16.           Amendment Fee.  On the Effective Date, or as soon thereafter as may be agreed upon by the Lenders, the Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, an amendment fee of $30,000.

17.           Confirmation.  In all respects, the terms of the Loan Agreement and the other Loan Documents, in each case as amended hereby or by the documents referenced herein, are hereby confirmed.

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BLANK SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, Borrower, the Administrative Agent and the Lenders have executed this Agreement as of the date first set forth above by their duly authorized representatives.

APIO, INC., a Delaware corporation

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent, Issuing Lender and sole Lender

By:
Carol Clements, Senior Vice President

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ANNEX I TO AMENDMENT NO. 12

CONSENT AND REAFFIRMATION OF GUARANTOR AND PLEDGOR

Each of the undersigned guarantors and pledgors hereby consents to the execution, delivery and performance by Borrower and the Administrative Agent of the foregoing Amendment No. 12  to Loan Agreement (“Amendment No. 12”).  In connection therewith, each of the undersigned expressly and knowingly reaffirms its liability under each of the Loan Documents to which it is a Party and expressly agrees (a) to be and remain liable under the terms of each such Loan Document, and (b) that it has no defense, offset or counterclaim whatsoever against the Administrative Agent or the Lenders with respect to any such Loan Document.

Each of the undersigned further agrees that each Loan Document to which it is a Party shall remain in full force and effect and is hereby ratified and confirmed.

Each of the undersigned further agrees that the execution of this Consent and Reaffirmation of Guarantor and Pledgor is not necessary for the continued validity and enforceability of any Loan Document to which it is a Party, but is executed to induce the Administrative Agent and the Lenders to approve of and otherwise enter into the Amendment No. 12.

IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound hereby, has caused this Consent and Reaffirmation of Guarantor and Pledgor to be executed as of  February 28, 2003.

LANDEC CORPORATION, a California corporation

By:
Name:
Title:

CAL EX TRADING COMPANY, California corporation

By:
Name:
Title:

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ANNEX II

CROP STRATEGY 2003

Value Added

Grower	% Supply	Joint Venture Yes/No	Financial/Economic Arrangements
			• Projected advance/investment ($$) • Uses	• Repayment terms • Collateral

Export

Grower	% Supply	Joint Venture Yes/No	Financial/Economic Arrangements
			• Projected advance/investment ($$) • Uses	• Repayment terms • Collateral

Etc

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